                             INTERCOMPANY AGREEMENT


                 INTERCOMPANY AGREEMENT, dated as of May __, 1994, between Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), and American Express Company, a New York corporation ("American Express").

                 In contemplation of the distribution to holders of common shares of American Express of all outstanding shares of common stock of Holdings held by American Express, the parties hereto have agreed as follows:

SECTION 1:  Definitions.

                 As used in this Agreement, the following terms shall have the meanings ascribed to such terms below (all other initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement):

                 "Actions" has the meaning specified in Section 3.1(a).

                 "Amexco" means American Express and/or its subsidiaries (other than Holdings and its subsidiaries), as the context requires.

                 "AMEX Group" means the affiliated group of corporations (as constituted from time to time), within the meaning of Section 1504 of the Code, including American Express, of which American Express is the common parent.

                 "Code" means the Internal Revenue Code of 1986, as amended. Any reference to the Code and Treasury Regulations promulgated thereunder includes any successor provision thereto.

                 "Comfort Letters" means, collectively, (i) the letter, dated March 9, 1986, of American Express to the Japanese Minister of Finance relating to the activities in Japan of Shearson Lehman Brothers Asia, Inc., (ii) the letters, dated May 2, 1991 and September 28, 1993 of American Express, in each case to Governor Mieno of the Bank of Japan, relating to requests for current transaction accounts at the Bank of Japan for certain LBHI
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entities and (iii) any and all other letters or agreements from Amexco to similar effect.

                 "Common Stock" means the common stock, par value $0.10 per share, of Holdings.

                 "Deferred Compensation Plans" means, collectively, LBHI's Executive and Select Employees Plan and Voluntary Deferred Compensation Plan, the Lehman Brothers Kuhn Loeb Deferred Compensation Plans and certain other deferred compensation programs, as set forth in the DCP Guarantee.

                 "DCP Guarantee" means the guarantee of Amexco, dated August 10, 1990 pursuant to which Amexco agreed to guarantee certain payments under the Deferred Compensation Plans.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "FIFO Basis" means, with respect to any competing Unrelated Claims, a basis whereby insurance proceeds are collected upon the success of a claim, with each such successful claim being paid in full until the limit of the applicable insurance policy is met.

                 "Guarantees" means, collectively, the WFC Guarantee and the DCP Guarantee.

                 "Highest Tax Rate," with respect to any type of income for a particular taxable year, means the highest Federal income tax rate that would apply to that particular type of income for such year.

                 "Intercompany Long Distance Agreements" means, collectively, the Agreements, dated July 29, 1993 and October 14, 1993, respectively, among Amexco and LBHI, relating to the Long Distance Agreements.

                 "IRS" means the U.S. Internal Revenue Service.

                 "LB Co-tenants" means, collectively, Lehman Brothers Inc., Lehman Brothers Securities Inc. and Lehman Commercial Paper Inc.




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                 "LBHI" means Holdings and/or its subsidiaries, as the context requires.

                 "LBHI Group" means each of (A) Holdings, its subsidiaries and any predecessor corporations and (B) any corporation which at any time would have been or is entitled to file a consolidated U.S. Federal Income Tax Return with any of the corporations described in (A) as the common parent.

                 "L/D Letter" means the letter in the form attached hereto as Exhibit A relating to the Intercompany Long Distance Agreements.

                 "Long Distance Agreements" means, collectively, (i) the Tariff 12, Option 3 and the 1993 Agreement for Virtual Telecommunications Network Services between American Express and American Telephone and Telegraph Company, and (ii) the Contract Tariff and Agreement for Special Customer Telecommunications Services, dated October 14, 1994, between American Express and MCI Telecommunications Corporation.

                 "Losses" has the meaning specified in Section 3.1(a).

                 "1987 Intercompany Agreement" means the Intercompany Agreement, dated as of May 1, 1987, by and between American Express and Holdings, together with all exhibits and attachments thereto.

                 "Non-discriminatory Basis" means, with respect to any modification, elimination or reduction in any benefits or services granted or provided to LBHI employees and Amexco employees, a basis for such modification, elimination or reduction which treats as one group LBHI employees and Amexco employees.

                 "Pre-Distribution Basis" means, with respect to any services, a basis for the determination and allocation of the costs and expenses incurred in providing such services which is substantially the same as that used by the parties hereto in connection with the same or substantially similar services immediately prior to the Distribution Date.





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                 "Prospectuses" means the Distribution Prospectus and the
Offering Prospectus, whether preliminary, interim or final, as amended or supplemented.

                 "Registration Statement" means the Registration Statement of Holdings on Form S-1 (File No. 33-52977) covering the registration of the Distribution and the Offering, together with all exhibits, schedules and pre- and post-amendments thereto.

                 "Related Claims" means claims against an Amexco insurance policy made by each of Amexco and/or its insured parties, on the one hand, and LBHI and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of Amexco and LBHI arising out of the same underlying event(s).

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Tax Allocation Agreement" shall mean the Tax Allocation Agreement, dated May __, 1994, between American Express and Holdings.

                 "Tax Return" shall mean any tax return (including any amended return), report, information return, election, notice or other document filed or to be filed with a governmental taxing authority, including any schedules or related or supporting information.

                 "TIC Agreement" means the Restated and Amended Agreement of Tenants-In-Common, dated as of May __, 1994, by and among American Express, American Express Bank Ltd., American Express Travel Related Services Company, Inc. and the LB Co-Tenants.

                 "Unrelated Claims" means claims against an Amexco insurance policy made by each of Amexco and/or its insured parties, on the one hand, or LBHI and/or its insured parties, on the other hand, filed in connection with losses suffered by each of Amexco and LBHI arising out of unrelated and separate events.

                 "WFC" means the premises located at 3 World Financial Center, New York, New York 10285.





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                 "WFC Guarantee" means the guarantees of Amexco set forth in the indentures governing the terms of the WFC Indebtedness pursuant to which Amexco agreed to guarantee the obligations of the LB Co-Tenants under the WFC Indebtedness.

                 "WFC Indebtedness" means, collectively, the notes representing the approximately $649 million aggregate original principal amount of indebtedness issued by the LB Co-tenants and the $175 million original principal amount of indebtedness issued by American Express, in each case to finance the WFC.


SECTION 2:                Allocation of Costs and Expenses; Other Agreements.

                 2.1 Costs and Expenses. Holdings shall pay for all fees, costs and expenses incurred in connection with the Distribution, the Offering and the other Concurrent Transactions, including, but not limited to, any and all fees, costs and expenses related to (a) the preparation, printing and filing of the Registration Statement, including all fees and expenses of complying with applicable federal, state or foreign securities laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (b) the preparation and negotiation of all of the documentation related to all of the Concurrent Transactions, (c) the preparation, printing and distribution of each of the Prospectuses, (d) the preparation and execution or filing of any and all further documents, agreements, forms, applications, contracts or consents associated with the Concurrent Transactions and (e) the listing of the Common Stock on any domestic or foreign securities exchange, except that American Express shall pay for all of the fees, costs and expenses incurred in connection with (i) the preparation and delivery of a legal opinion from Skadden, Arps, Slate, Meagher & Flom to American Express regarding certain tax matters relating to the Distribution, (ii) the preparation and filing of the
Section 355 Ruling Request made by American Express to the IRS regarding the Distribution, including all fees and expenses of counsel associated therewith,
(iii) the preparation, negotiation and delivery to American Express of written opinions from each of Lazard Freres & Co. and James D. Wolfensohn





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Incorporated, financial advisors to American Express, regarding the
Distribution (together with certain fees associated with the Distribution payable to such financial advisors as described in the Registration Statement) and (iv) the merger of Lehman Capital Corporation with and into Holdings.

                          2.2  Other Agreements.  In connection with the
Registration Statement, Holdings shall:

                          (a)  furnish to American Express such number of
copies of the Registration Statement and Prospectuses (including any documents referred to therein) as American Express may reasonably request and a copy of any and all transmittal letters or other correspondence with the Securities and Exchange Commission (the "SEC") or any other governmental agency or self-regulatory body or other body having jurisdiction (including any securities exchange) relating to the Offering or the Distribution;

                          (b)  use its best efforts to qualify the Common Stock
covered by the Registration Statement (collectively, the "Securities") for offer and sale under the securities, "blue sky" or similar laws of such jurisdictions as American Express shall reasonably request and use its best efforts to obtain all appropriate registrations, permits and consents required in connection therewith, except that Holdings shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

                          (c)  furnish to American Express, addressed to it,
dated the Distribution Date, a "cold comfort" letter signed by the independent public accountants who have certified Holdings' financial statements included in the Registration Statement, covering substantially the same matters with respect to the Registration Statement (and the Prospectuses) as are customarily covered in accountants' letters delivered to underwriters in underwritten public offerings of securities;

                          (d)  furnish unlegended certificates representing
ownership of the Securities being sold and





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distributed in such denominations as shall be requested by American Express;

                          (e)  promptly inform American Express (i) of the date
on which the Registration Statement or any post- effective amendment thereto becomes effective and (ii) of any request by the SEC, any securities exchange, government agency, self- regulatory body or other body having jurisdiction for any amendment of or supplement to the Registration Statement or Prospectuses;

                          (f)  until such time as all of the Securities have
been disposed of in accordance with the intended method of disposition by American Express set forth in the Registration Statement (and the expiration of any prospectus delivery requirements in connection therewith), keep effective and maintain any registration, qualification or approval obtained in connection with the Offering or the Distribution, and amend or supplement the Registration Statement or Prospectuses to the extent necessary in order to comply with applicable securities laws and immediately notify American Express of any such amendment or supplement;

                          (g)  use its best efforts to have the Securities
listed on the New York Stock Exchange, Inc.; and

                          (h)  promptly notify American Express of the
happening of any event as a result of which the Registration Statement or either Prospectus includes an untrue statement of any material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare, file as appropriate and furnish to American Express as promptly as possible as many copies as American Express shall request of a supplement thereto or amendment thereof which shall correct such untrue statement or eliminate such omission.


SECTION 3:  Business and Registration Statement
            Indemnification.

                 3.1 General Cross Indemnification. (a) Amer-ican Express agrees to indemnify and hold harmless LBHI and each of the officers, directors, employees and agents





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of LBHI against any and all costs and expenses arising out of third party claims (including, without limitation, attorneys' fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, "Losses"), in each case, based on, arising out of, resulting from or in connection with any claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, "Actions"), based on, arising out of, pertaining to or in connection with (i) any action or inaction (A) on or prior to the Distribution Date, on the part of Amexco or any of its officers, directors, employees, fiduciaries or agents, if such action or inaction does not involve or relate to any business conducted by LBHI and (B) subsequent to the Distribution Date, on the part of Amexco or any of its officers, directors, employees, fiduciaries or agents, (ii) any breach by American Express of this Agreement or any breach by Amexco of any agreement between Amexco and LBHI and
(iii) any item described on Schedule A hereto.

                 (b) Holdings agrees to indemnify and hold harmless Amexco and each of the officers, directors, employees and agents of Amexco against any and all Losses, in each case, based on, arising out of, resulting from or in connection with any Actions, based on, arising out of, pertaining to or in connection with (i) any action or inaction on the part of LBHI or any of its officers, directors, employees, affiliates, fiduciaries or agents, (ii) any breach by Holdings of this Agreement or any breach by LBHI, of any agreement between Amexco and LBHI, (iii) any item described on Schedule B hereto and (iv) the use of the Marks (as defined in the 1987 Intercompany Agreement) by LBHI.

                 Except as otherwise provided in Schedule B with respect to clause (iii) of Section 3.1(b), the indemnity agreement contained in this
Section 3.1 shall be applicable whether or not any Action or the facts or transactions giving rise to such Action arose prior to, on or subsequent to the date of this Agreement.

                 3.2 Indemnification by Holdings With Respect to the Registration Statement. Holdings agrees to indemnify and hold harmless Amexco, each of its officers and





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directors, and each person, if any, who controls any of the foregoing persons within the meaning of Section 15 of the Securities Act from and against any and all Losses, joint or several, to which they or any of them may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, as and when incurred, insofar as such Losses (or Actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in the Prospectuses, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based upon any violation by Holdings of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the securities covered by the Registration Statement are offered or distributed and relating to action or inaction required of Holdings in connection with such offering or distribution, and agrees to promptly reimburse each such indemnified party, as and when incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that (i) Holdings will not be liable in any such case to the extent that any such Losses arise out of, or are based upon, any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Holdings by Amexco specifically for use in connection with the preparation thereof and (ii) such indemnity with respect to the Prospectuses shall not inure to the benefit of Amexco (or any person controlling Amexco) if the person asserting any such Losses purchased or received Common Stock from Amexco and such person did not receive a copy of the applicable Prospectus at or prior to the confirmation of the sale of the Common Stock (or, in the case of the Distribution Prospectus, at or prior to the time delivery thereof is required by law) to such person in any case where such delivery is required by the Securities Act and the untrue statement or omission of a material fact contained in the Prospectus was corrected in the final version of such Prospectus, unless such failure to deliver such final Prospectus was a result of noncompliance by Holdings with its obligations under this Agreement.





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
                 3.3 Indemnification by American Express With Respect to the Registration Statement. American Express agrees to indemnify and hold harmless LBHI, each of its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls LBHI within the meaning of Section 15 of the Securities Act from and against any and all Losses, joint or several, to which they or any of them may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, as and when incurred, insofar as such Losses (or Actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in the Prospectuses, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that the same was made therein in reliance upon and in conformity with written information furnished to Holdings by Amexco specifically for use in connection with the preparation thereof, or arise out of or are based upon any violation or alleged violation by American Express of the Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the securities covered by the Registration Statement are offered or distributed and relating to action or inaction required of American Express in connection with such offering or distribution, and agrees to promptly reimburse each such indemnified party, as and when incurred, for any legal or other expense reasonably incurred by them in connection with investigating or defending any such Losses.

                 3.4 Procedure for Indemnification. Promptly after receipt by an indemnified party under this Section 3 of notice of the commencement of any Action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 3, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 3. In case any such Action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the





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indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such Action include both the indemnified party and the indemnifying party and either (i) the indemnifying party or parties and the indemnified party or parties mutually agree or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such Action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such Action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 3 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the Action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. If the indemnified party employs separate counsel, it will not enter into any settlement agreement which is not approved by the indemnifying party, such approval not to be unreasonably withheld. If the indemnifying party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified party, without the prior written consent of the indemnified party. If the indemnifying party does not assume the defense thereof, it shall be bound by any settlement to which the indemnified party





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agrees, irrespective of whether the indemnifying party consents thereto.  In any Action as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

                 The parties hereto shall, and shall cause their respective subsidiaries to, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any Action.

                 3.5 Contribution. If the indemnification provided for in this Section 3 shall for any reason be unavailable to any indemnified party in respect of any Loss, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party or parties, on the other hand, with respect to the facts and circumstances which resulted in such Loss, as well as any other relevant equitable considerations. With respect to the indemnification provided for in Section 3.2 and 3.3, the relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to Amexco's or any other indemnified party's stock ownership in Holdings. The amount paid or payable by an indemnified party as a result of any Loss shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Action. With respect to any Loss described in Section 3.2 or 3.3, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution





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from any person who was not guilty of such fraudulent misrepresentation.

                 The provisions of this Section 3 are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the indemnified parties referred to herein.


SECTION 4:  Separate Return Provision.

                 (a) Notwithstanding any other provision in this Agreement or in the Tax Allocation Agreement, in the event there is a final determination ("Final Determination"), pursuant to Section 1313 of the Code, that Holdings is not a member of the AMEX Group because of its failure to satisfy the requirements under Section 1504 of the Code for any taxable year, commencing on or after August 10, 1990 and ending on or before the Distribution Date ("LBHI Consolidation Years"), in which American Express filed a consolidated U.S. Federal income tax return which included Holdings as a member ("Separate Return Event"), the obligations of the parties will be as set forth below:

                          American Express will be liable for and will
indemnify LBHI against Incremental Taxes (as defined below) determined, in good faith, by American Express, of the AMEX Group and the LBHI Group, and related interest and penalties, if any, less Holdings' share of the liability for such items. Holdings will be liable for and will indemnify Amexco against (i) fifty percent (50%) of the first One Hundred Million Dollars ($100,000,000) of Incremental Taxes and (ii) a share of all such interest and penalties as its share of Incremental Taxes under (i) bears to total Incremental Taxes.

                 "Incremental Taxes" means additional U.S. Federal income taxes actually incurred by the AMEX Group and the LBHI Group for the LBHI Consolidation Years, which result from the Separate Return Event, or such other amounts as are paid in final settlement of an assertion of a Separate Return Event, all as determined, in good faith, by American Express. Such Incremental Taxes will be computed in good faith by American Express by comparing the U.S. Federal income tax liability of the AMEX Group for the year(s) in question, which would have





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been payable if the LBHI Group were consolidated, with the sum of (i) the actual U.S. Federal income tax liability of the AMEX Group for the year(s) in question and (ii) the actual U.S. Federal income tax liability of the LBHI Group in filing a return(s) separately from the AMEX Group for the year(s) in question.

                 (b) If any member of the LBHI Group utilizes a Tax Benefit Item (as defined below) in connection with a Separate Return Event, in any year, Holdings shall pay to American Express the value of such Tax Benefit Item, as set forth below, with related interest received thereon from the IRS up to the amount of Amexco's share of the Incremental Taxes and related interest and penalties, all as determined in good faith by American Express. A "Tax Benefit Item" is any item of loss, deduction or credit of any member of the LBHI Group that was not used by the AMEX Group or LBHI Group as a result of a Separate Return Event as set forth in (a) above, as determined in good faith by American Express. The value of Tax Benefit Items shall be equal to the sum of (i) the credits so utilized (or to the extent they cannot be so utilized, their utilization as deductions, to the extent allowable by law, valued at the amount of the credits so utilized multiplied by the Highest Tax Rate) and (ii) deductions and losses, not otherwise included in (i), so utilized multiplied by the Highest Tax Rate. The use of Tax Benefit Items in any taxable year will be deemed to be proportionate to each party's share of the liability for Incremental Taxes and related interest and penalties, as described above and determined in good faith by American Express.

                 Holdings shall act in good faith to reduce the taxes of the parties, by, among other items, taking actions, in good faith, after consultation with American Express, to have the LBHI Group utilize the Tax Benefit Items as soon as feasible on a current, carryforward or carryback basis. Such actions shall include amending Tax Returns and filing claims for refund as appropriate. Notwithstanding anything in this Agreement or the Tax Allocation Agreement to the contrary, if a Separate Return Event occurs, the LBHI Group shall not be entitled to carry back or carry forward any Tax Benefit Items to the consolidated return of which American Express is the common parent.





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
                 (c) Payments for Incremental Taxes and related interest and penalties shall be made no later than one (1) business day before the due date for payment upon the Final Determination or final settlement of the items in question. Payments for Tax Benefit Items and related interest shall be made within five (5) business days after a Final Determination or final settlement of the items in question, provided, however, if any member of the LBHI Group is paid or receives credit for such items before such determination or settlement, Holdings shall pay the value of such items and related interest to American Express promptly after receipt or credit, which will be subject to adjustment upon such determination or settlement.

                 (d) Each of the parties shall give notice to the other party within five (5) business days of any notice or communication from a taxing authority relating to the issue of a possible Separate Return Event. American Express will control, in good faith, all audits, litigation and other administrative and judicial proceedings and other matters relating to such issue and any issues relating to the ability of the LBHI Group to file a separate consolidated U.S. Federal income tax return with Holdings as common parent ("LBHI Reconsolidation"). Holdings shall fully cooperate with all good faith requests made by Amexco in respect of any such proceedings or matters and shall not allow any member of the LBHI Group to make any communication, take any position or file any Tax Return relating to these issues without the prior written approval of American Express, which approval will be exercised in good faith. American Express will keep Holdings informed of any material developments in any such proceedings, and will, in good faith, consult with Holdings concerning the appropriate actions and positions to be taken in such proceedings. Notwithstanding the foregoing, American Express will have ultimate discretion, to be exercised in good faith, with respect to any decisions to be made or the nature of any actions to be taken in the course thereof. In furtherance of the foregoing, in the event of a Separate Return Event, at the direction of American Express, Holdings shall file a request and use its best efforts to obtain IRS approval for the LBHI Reconsolidation at the earliest possible date.





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                 (e)      Each of the parties shall have the right to review
the basis for all determinations and actions taken by the other party, and each party and its designated agents shall have full access to the information and data which formed the basis therefor. Pursuant to the good faith request of American Express, Holdings shall provide American Express, from time to time, with detailed data and other information relating to the proposed and actual utilization of Tax Benefit Items. Each of the parties agrees that it shall retain, until the expiration of the appropriate statutes of limitation (including any extensions), copies of any Tax Returns for any open periods pertaining to the subject matter of this Section 4, supporting work schedules and other books, records or information which may be relevant and that it will not destroy or otherwise dispose of such records without first providing the other party with a reasonable opportunity to review and copy the same. Any information so obtained shall be kept confidential by the parties hereto, except if required by a taxing authority or for the filing of a Tax Return.

                 (f) If any payments under this Section 4 are not made when due, interest shall accrue on the unpaid amount at the underpayment rate in effect under Section 6621 of the Code while such amount is outstanding.

                 (g) The obligations of either party under this Section 4 shall automatically terminate upon the institution by the other party of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the United States Bankruptcy Code or any other applicable Federal or State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of such party or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it, in writing, of its inability to pay debts as they generally become due, or the taking of corporate action by such party in furtherance of such action.

SECTION 5: Termination of 1987 Intercompany Agreement; Provision of Information.

                 5.1 Termination of 1987 Intercompany Agreement. American Express and Holdings hereby agree that the 1987 Intercompany Agreement is superseded in its entirety by this Agreement and that the 1987 Intercompany Agreement, including the license of the Marks contained therein, is in all respects of no further force or effect. Holdings shall, and shall cause each of its subsidiaries to, execute all additional documents which American Express may reasonably request, as being required in order to perfect, maintain, defend or terminate any right of any party in the Marks in any country of the world, as determined by American Express in its sole discretion; provided that Holdings shall not be so obligated if the execution of such document(s) would result in material expense to or liability of LBHI.

                 5.2 Provision of Information. From and after the Distribution Date, Holdings shall promptly provide to American Express such financial and other information with respect to Holdings, which information is reasonably necessary in order for Amexco to comply with its reporting obligations under the Exchange Act.


SECTION 6:  Inapplicability of Restrictions on Transfer.

                 American Express and Holdings hereby agree that all restrictions on the sale, assignment, pledge or other transfer of the Common Stock held by Amexco, pursuant to all agreements between them as entered into prior to the date hereof, are of no further force or effect.


SECTION 7:  Insurance.

                 7.1 Return of Premiums. Holdings shall be entitled to receive upon receipt by American Express or directly from its insurers (a) approximately $312,000 representing a return of premiums for property insurance as a result of the sale of Shearson to Primerica Corporation, (b) approximately $1.2 million or 20% of the total returned premiums, whichever is greater, representing a return of premiums for commutation of the 1986 to 1991 National Indemnity Directors and Officers policy, and (c) any additional return of premiums received by Amexco as a result of the sale of Shearson, The Boston Company, SLHMC or as a result of the Distribution (other than any return of premiums related to LBHI's ceasing to participate in Amexco's 1993-94 comprehensive crime insurance policy); each of which amounts if received by American Express shall be paid promptly following receipt.

                 7.2 Amexco Policies. On and after the Distribution Date, American Express shall, in connection with any LBHI claim under an Amexco insurance policy, instruct the applicable insurance carrier to negotiate with, accept proof of loss and pay such claim directly to LBHI. The parties hereto acknowledge that claims arising out of an occurrence or event which occurred prior to the Distribution Date may be filed by LBHI against "occurrence-based" insurance policies of Amexco following the Distribution Date, in accordance with the terms of such policies. Amexco and LBHI each agree to provide necessary releases to resolve claim settlements.

                 7.3 Collection. Amexco and LBHI will use their reasonable best efforts to collect under their respective available insurances before seeking indemnification, where allowed.

                 7.4 Workers Compensation. LBHI shall take all actions necessary to secure a program of workers' compensation insurance of the scope customarily obtained by corporations similarly situated, which program shall be in effect no later than the Distribution Date. LBHI agrees that each workers' compensation claim under Amexco's workers' compensation program brought by a current or former LBHI employee shall be transferred to the LBHI workers' compensation program no later than the Distribution.

                 7.5 Related Claims. In the event that Amexco and LBHI file Related Claims, each of Amexco and LBHI shall receive a pro rata amount of the available insurance proceeds, based on the relationship the loss incurred by each such party bears to the total loss to both such parties from the event(s) underlying the Related Claims.

                 7.6 Unrelated Claims. To the extent that the limits of an insurance policy preclude payment in full of Unrelated Claims filed by Amexco and LBHI, the insurance proceeds available shall be paid to Amexco and/or LBHI on a FIFO Basis.

                 7.7 Optima/FCH. Notwithstanding anything in this Agreement to the contrary, in the event a global settlement of the 1991-1992 Amexco directors and officers insurance policy ( the "D&O Policy") under which certain claims relating to the activities of First Capital Holdings Inc. and its subsidiaries ("FCH") and certain claims relating to Amexco's Optima business are pending, is made with Amexco and LBHI, whereby the carriers of such policy pay an aggregate amount for all outstanding claims thereunder without allocating the payment to specific claims (i) Amexco shall receive from the proceeds of such settlement an aggregate amount of $7,993,630 and (ii) LBHI shall receive either directly from such carriers or from Amexco to the extent such payments are first made to Amexco by the carriers the remaining proceeds of such settlement.

                 7.8 WFC. Each of Amexco and LBHI shall provide insurance relating to the WFC to the extent required by the TIC Agreement.

                 This Section 7 shall not apply to insurance matters relating to employee benefit arrangements.

SECTION 8:  Certain Litigation.

                 8.1 Balcor W/C Claims. Holdings hereby assumes responsibility for managing and paying any workers' compensation claims (i) which have been brought by current and former employees of The Balcor Company and its subsidiaries ("Balcor") and (ii) which were covered under AIG policies during the three-year period from September 30, 1987 to September 30, 1990 (each a "Balcor W/C Claim").

                 8.2 FCH Claims. American Express hereby agrees that, notwithstanding anything in this Agreement to the contrary, LBHI shall have the right to make any and all claims on behalf of Amexco against the D&O Policy or any similar Amexco policy with respect to any Losses relating to Item 2 on Schedule B.

                 8.3 Amexco, on the one hand, and LBHI, on the other hand, shall pay for the respective fees, costs and expenses incurred by them in connection with a pending matter regarding the Money Market Preferred Stock of American Express.

                 8.4 Each of Amexco, on the one hand, and LBHI, on the other hand, shall pay for 50% of all Losses arising out of the Wikins Action that is currently pending.


SECTION 9:  Credit Union/Check Cashing Services.

                 On and after the Distribution Date, American Express will cooperate with LBHI with a view to enabling LBHI to be named as a party, at no cost to American Express, with respect to credit union services provided at the WFC. American Express will not object to a representative of Holdings serving on the board of directors of such credit union.


SECTION 10:  American Express Guarantees; Other Matters.

                 10.1 Guarantee Fee. In consideration for American Express maintaining the WFC Guarantee, commencing on the last day of the fiscal quarter of Holdings in which the Balcor Notes are paid in full and on the last day of each fiscal quarter thereafter, Holdings shall pay to American Express a fee equal to the product of (a) 0.15625% multiplied by (b) LBHI's proportionate share of the daily weighted average balance of the principal amount (or, in the case of indebtedness issued with original issue discount, the accreted value) of WFC Indebtedness outstanding during such fiscal quarter. In consideration for American Express maintaining the DCP Guarantee, commencing on the last day of the fiscal quarter of Holdings in which the Distribution occurs and on the last day of each fiscal quarter thereafter, Holdings shall pay to American Express a fee equal to the product of (x) 0.15625% multiplied by (y) the daily weighted average amount due under the Deferred Compensation Plans during such fiscal quarter. If LBHI delivers to Amexco an unconditional release of Amexco's obligations under a Guarantee, signed by all of the parties to such Guarantee and such other parties as Amexco may reasonably determine is required to validly effect such a release, in form and substance reasonably satisfactory to Amexco, then LBHI's fee obligation with respect to such Guarantee pursuant to this Section shall terminate, subject to LBHI paying to American Express any theretofore unpaid fees in respect of such Guarantee for any fiscal quarter prior to and including the fiscal quarter in which such release is delivered.

                 10.2 WFC Indemnification. In connection with the financing of the LB Co-Tenants' interests in WFC, American Express has unconditionally guaranteed the obligations of the LB Co-tenants to third parties under the WFC Indebtedness (collectively, the "Obligations"). In addition, the LB Co-tenants have certain obligations to make payments pursuant to the TIC Agreement. LBHI agrees to indemnify and hold harmless American Express in respect of (a) all amounts that American Express shall pay on behalf of the LB Co-tenants under the TIC Agreement and (b) all amounts paid (including any fees, expenses, penalties and interest) by American Express based on or resulting from any such guarantees. This indemnification shall be unaffected by any disposition by any of the LB Co-tenants of all or any part of their interests in the WFC (except to Amexco or any wholly-owned subsidiary of Amexco) and by any limitation of liability or limitations as to recourse against the LB Co-tenants provided in any of the Obligations.

                 10.3  LB Guarantee.   Lehman Brothers Inc. ("LB")has issued a
Sole Recourse Note and Loan Agreement to American Express, dated December 4, 1987, in the principal amount of $74,917,500. At or prior to the Distribution, Holdings shall execute and deliver to American Express its guarantee and indemnity of the foregoing obligations of LB, such guarantee to be in such form as reasonably requested by American Express and such guarantee to provide that payment will be made by Holdings without regard to and notwithstanding any subordination or limited recourse or other provisions in the notes limiting the obligations of LB.

                 10.4 Stock Options and Restricted Stock Unit Awards. Under the 1979 and 1989 Long-Term Incentive Plans of American Express, certain officers and key employees of LBHI have received nonqualified stock options to purchase American Express common shares (2 individuals) and restricted stock unit awards (3 individ-

uals). Holdings shall pay to American Express upon the exercise of such nonqualified stock options, amounts equal to the income realized for federal income tax purposes by the individual holders of such nonqualified stock options as a result of such event (option exercise), multiplied by the highest marginal federal corporate income tax rate in effect at such time. Holdings shall pay to American Express, upon the expiration of the respective restricted periods of such restricted stock unit awards, amounts equal to $41.48 per share multiplied by the number of shares issued under such restricted stock unit awards (such amounts being subject to adjustment in accordance with the provisions of such plans and such awards). It is understood that the amounts so paid represent amounts paid to purchase American Express common shares for the employees of LBHI, and any reporting with respect to such payments for tax purposes shall be consistent therewith.

                 10.5 Restricted Stocks Awards

                      Amounts pre-paid by LBHI stock awards granted under the 1989 long-Term Incentive Plans of American Express will be refunded to LBHI American Express following the cancellation of such awards on the Distribution Date.
                 10.6 National Medical Examiners Matter

                      In connection with Aetna Life Insurance Company's successful suit against National Medical Examiners, American Express recieved a recovery as part of their partcipation in the Aetna contract. LB's share of the payment will be mutually agreed by LB and American Express reflecting LB's proportionate share of the claims experience.

SECTION 11:  Communications.

                 11.1 Long Distance Carriers. On and after the Distribution Date, LBHI shall continue to be covered by the Long Distance Agreements. In connection therewith, American Express will consent to permit LBHI to be so covered under such agreements. All costs and charges incurred under the Long Distance Agreements shall be allocated pursuant to the terms of the Intercompany Long Distance Agreements and the L/D Letter. On or prior to the Distribution Date, American Express and Holdings shall execute the L/D Letter.

                 11.2 LBHI is in the process of obtaining for itself at the WFC telephone equipment and services comparable to Amexco's Systems 85 and is in the process, with Amexco's assistance, of migrating from the Systems 85 to a NYNEX Intellipath system. On and after the Distribution Date, (i) for a period of six months thereafter, American Express will continue to provide to LBHI such assistance and services as LBHI shall reasonably require or request to complete such migration in a timely manner, and (ii) LBHI shall continue to pay Amexco on a Pre-Distribution Basis for those Amexco Systems 85 services or equipment which it obtains or utilizes.

SECTION 12:  Purchasing.

                 LBHI will continue to be covered under the IBM Master Volume Purchase Agreement, dated September 23, 1991 (and as updated and renewed by letter agreement dated January 22, 1992), between International Business Machines Corporation ("IBM") and American Express, through September 30, 1994 and thereafter Amexco shall have no obligation to LBHI in connection therewith. In connection therewith, American Express shall consent to permit LBHI to (i) be so covered and (ii) obtain IBM's compliance therewith.


SECTION 13:  Temporary Clerical Services.

                 American Express will use its reasonable efforts to enter into, on or prior to the Distribution Date, purchasing agreements for temporary clerical services with one or more vendors, which agreements would permit LBHI, until May 1, 1995, to be covered thereunder in its own capacity with direct obligations to the temporary clerical services agencies and not through American Express, provided that (a) after May 1, 1995 Amexco shall have no obligation to LBHI in connection therewith and (b) American Express shall not be required to enter into any such agreement if, after exercising its reasonable efforts, American Express determines that permitting LBHI to be so covered under such agreement would directly increase American Express' costs thereunder.


SECTION 14:      Technology Transfer and Licensing Agreements.

                 Amexco and LBHI hereby agree to enter into, on or about the Distribution Date, certain licensing and transfer of ownership agreements, regarding certain software and other related materials acquired or developed by LBHI which are to be licensed or transferred to Amexco, by entering into separate Supplements to the Master Intercompany Intellectual Property and Technology Sharing Agreement, dated as of January 2, 1991, among certain Amexco entities and LBHI.


SECTION 15:  Aviation Services.

                 LBHI shall have the right to continue to use Amexco aircraft and related aviation services until June 30, 1994 on the same basis as it did prior to the Distribution Date and after June 30, 1994, Amexco shall have no obligation to LBHI in connection therewith. The costs and expenses incurred in connection with providing such services shall be determined and allocated on a Pre-Distribution Basis. Until December 31, 1994 and upon LBHI's request, the staff of Amexco's aviation department will provide, at no additional cost to LBHI, advice to LBHI relating to obtaining alternative aviation services.


SECTION 16:  Equal Employment Opportunity Reporting.

                 On or before September 1, 1994, Holdings shall cause the appropriate federal agency or agencies to be notified that as of the Distribution Date, LBHI will no longer file EEOC-1 reports through or in conjunction with Amexco. Other than with respect to its reporting obligations for 1994 and prior years, following the Distribution Date, LBHI shall no longer be required to deliver EEOC-1 reports to Amexco.


SECTION 17:  Employee Scholarships.

                 LBHI will continue to participate in the Amexco scholarship grant selection program (the "SGP") for 1994. Thereafter, LBHI shall no longer participate in the SGP. On and after the Distribution Date, Holdings will assume responsibility for the cost and administration of all scholarships granted to LBHI applicants under the SGP, including those selected under the 1994 SGP. Until September 30, 1997, American Express shall provide LBHI with such support and assistance as it may reasonably request or require to complete such transfer of responsibilities to LBHI in an appropriate manner. Holdings and American Express shall jointly approve any communications to LBHI scholarship recipients related to such change in responsibilities.


SECTION 18:  Comfort Letters.

                 LBHI acknowledges that Amexco intends to withdraw the Comfort Letters and agrees that Amexco shall not be liable in any way to LBHI as a result of such withdrawal.


SECTION 19:  Cultural Affairs.

                 Until December 31, 1994, LBHI shall be entitled to continue to participate in all Amexco sponsored cultural events and programs and receive culture card benefits on the same basis as it did prior to the Distribution Date. American Express and Holdings shall cooperate in obtaining an appropriate credit for LBHI in respect of each Amexco grant or sponsorship in which LBHI participated and which continues after 1994.


SECTION 20:  Philanthropy.

                 LBHI has paid its proportionate share of 1994 contributions to the American Express Foundation and will continue to participate in the American Express Foundation programs for 1994 and American Express will cause the American Express Foundation to allocate funds in 1994 to LBHI sponsored projects on the same basis as prior to the Distribution Date; provided, however, that to the extent appropriate, on and after the Distribution Date, gifts or grants made in 1994 will be made jointly in the names of designees of American Express and Holdings.


SECTION 21:  General Provisions.

                 21.1 Force Majeure. Neither American Express nor Holdings shall be liable for any failure to perform, or for any delay in performance attributable to any cause or circumstance beyond its reasonable control. Each such party, however, shall be obligated to take all commercially reasonable action necessary in order to resume the services which it provides to the other hereunder in a prompt fashion.

                 21.2 Notices. Unless otherwise indicated, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail (postage prepaid), or by facsimile and any such notice shall be effective when received at the address specified below.

If to LBHI:               Lehman Brothers Holdings Inc.
                                  Three World Financial Center
                                  New York, New York  10285
                                  Attention:  Chief Legal Officer
                                  Facsimile No. (   ) __________

If to Amexco:             American Express Company
                                  American Express Tower
                                  World Financial Center
                                  200 Vesey Street
                                  New York, New York  10285
                                  Attention:  General Counsel
                                  Facsimile No. (   ) __________

or at such other address as such party may designate from time to time by notice duly given in accordance with the provisions hereof.

                 21.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                 21.4 Relationship. Neither this Agreement nor any transaction hereunder shall be deemed to create a partnership or joint venture, affiliate or agency relationship between the parties.

                 21.5 Amendment; Waivers. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. This Agreement shall not be amended or modified unless such amendment or modification is in writing and signed by American Express and Holdings.

                 21.6 Successors and Assigns. Neither party hereto may assign or transfer its rights and obligations under this Agreement without the other's written consent.

This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and their permitted assigns.

                 21.7 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

                 21.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

                 21.9 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. Except as otherwise expressly set forth herein, this Agreement supersedes all prior agreements and understandings between American Express and Holdings with respect to the subject matter hereof. The parties hereto acknowledge, however, that there exist other independent agreements between them regarding other subject matter, each of which shall remain in full force and effect in accordance with its respective terms, unless otherwise terminated or modified hereby.

                 21.10 Further Assurances, Etc. Subject to the specific terms of this Agreement, each of American Express and Holdings shall (a) make, execute, acknowledge and deliver such other instruments and documents and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby and (b) endeavor to resolve any matter arising as a result of the cessation of the parent/subsidiary relationship of American Express and Holdings which is not specifically addressed in this Agreement or any contemporaneous agreement.

                 21.11 Section Headings. The section headings and subheadings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

                 IN WITNESS WHEREOF, this Agreement has been duly signed as of the date first above written by the duly authorized representatives of the parties hereto.


AMERICAN EXPRESS COMPANY                       LEHMAN BROTHERS HOLDINGS INC.



By_______________________                      By__________________________
  Name:                                          Name:
  Title:                                         Title:

                                   Schedule A

                                (Section 3.1(a))


                 1. All Losses arising out of any Action relating to any business or other activities conducted by Balcor in which LBHI is named as a parent company or control person of Balcor (including, without limitation, Ralph Majeski, et. al. v. Balcor Entertainment Company, Ltd., et. al. and Paul Williams and Beverly Kennedy, et. al. v. Balcor Pension Investors et. al.).

                 2. Losses incurred by LBHI in connection with its guaranties of Balcor's obligations relating to the Westview Mall.

                 3. Losses incurred by LBHI in connection with its guaranties of Balcor's obligations relating to FNMA loans made with respect to properties known as Chestnut Ridge I and II, Country Court, Walnut Springs, Deerfield, Meadows, Timber Creek, Town Oaks South and Hedges.

                 4. Losses incurred by LBHI in connection with its indemnities for environmental liabilities provided to Continental Bank on behalf of Balcor for loan pools known as Lexington, 5th Ave. Venture Plaza, Finberg and Realty Friends.

                                   Schedule B

                                (Section 3.1(b))


                 1. Consistent with past practices of LBHI and Amexco, all Losses arising out of any Action relating to any business or other activities conducted by LBHI in which American Express is named as a parent or control person of LBHI.

                 2. All Losses arising out of any Action relating to FCH (including any derivative suit brought by the shareholders of American Express).

                 3. Losses arising out of any Action relating to any business or other activities conducted by Balcor in which the conduct of any LBHI or Shearson broker is directly at issue (i.e., it is alleged that such broker misrepresented the features of a particular Balcor product); provided that the indemnification provided pursuant to this item 5 shall only be to the extent to which such broker's conduct constitutes the basis for liability. Holdings and American Express shall cooperate in a manner consistent with past practice to determine on a case by case basis the percentage of any Losses for which Holdings shall be required to indemnify Amexco pursuant to the preceding sentence.

                 4. Losses arising out of any Action relating to any material misstatement in or omission from information provided to American Express pursuant to Section 5.2.





                                      B-1